SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 14, 2007 (Date of Report)
(Date of Earliest Event Reported)
Trubion Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33054 (Commission File No.)	52-2385898 (IRS Employer Identification No.)
2401 Fourth Avenue, Suite 1050, Seattle, WA 98121
(Address of Principal Executive Offices, including Zip Code)
(206) 838-0500
(Registrant’s Telephone Number, Including Area Code)
None
(Former Name or Former Address, if Changed Since Last Report)

Item 8.01. Other Events.
     On September 14, 2007, Peter Thompson, President, CEO and Director of Trubion Pharmaceuticals, Inc. (“Trubion”) adopted a pre-arranged stock trading plan in order sell Trubion common stock (including shares that may be acquired upon cashless option exercise) in the open market, subject to specified conditions. Under the trading plan, Dr. Thompson may sell up to 140,000 shares of Trubion common stock beginning the 3rd trading day following Trubion’s earnings release with respect to the quarter ended September 30, 2007 (the “Selling Start Date”). The plan is scheduled to terminate on the earlier of the sale of all the shares or the day before the one-year anniversary of the Selling Start Date.
     Dr. Thompson established this plan as part of his long-term strategy for asset diversification and liquidity. The plan was adopted in accordance with guidelines provided under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Trubion’s policies regarding trading in Trubion common stock. Transactions made pursuant to this stock trading plan, will be reported through the required Form 144 and Form 4 filings with the Securities and Exchange Commission.
     Rule 10b5-1 plans may be entered into by a corporate officer or director at a time when he or she is not in possession of material, non public information about the company. The rule permits officers and directors of public companies to adopt written, pre-arranged stock trading plans for the future purchase or sale of company stock. Using these plans, insiders can gradually diversify their investment portfolios over an extended period of time, reducing market impact and avoiding concerns about whether they were in possession of material, non-public information at the time of the stock trade.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUBION PHARMACEUTICALS, INC.
Date: September 18, 2007	By:	/s/ Michelle G. Burris
Michelle G. Burris
Senior Vice President and Chief Financial Officer